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                                                                    EXHIBIT 10.3

                             E-TEK DYNAMICS, INC.
                              1855 LUNDY AVENUE
                              SAN JOSE, CA 95131

                                October 1, 1997

Mr. Michael J. Fitzpatrick
        [Address]

     Re:  Employment with E-Tek Dynamics, Inc.
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Dear Michael:

     E-Tek Dynamics, Inc. .(the "Company") is pleased to offer you a position as President and Chief Executive Officer of the Company and a position on its Board of Directors, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

     1.   Reporting Duties and Responsibilities: Employment at Will; Board
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Matters. In this position you will report to the Board of Directors of the
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Company. This offer is for a full time position, located at the offices of the
Company, except as reasonable travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any or no reason. Upon your acceptance of this offer to become the Company's Chief Executive Officer, the Board of Directors will elect you to fill a position on the Company's Board of Directors, and while you remain the Chief Executive Officer of the Company, the Board of Directors will continue to nominate you for a position on the Board of Directors of the Company. It is understood that you will be evaluating the composition of the current Board of Directors and that, as CEO, you may be proposing additional candidates to serve on the Board. You may serve as a director of other corporations with the prior approval of the Board of Directors, which approval will not be unreasonably withheld.

     2.   Severance Payments upon Termination. If the Company terminates your
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employment (i) for any reason other than Cause; or (ii) following a Change of
Control (as defined below), or you resign for "Good Reason", the Company will pay you an agreed upon severance in an amount equal to your then base salary and bonus (assuming full payout) for the lesser of (i) twelve months; or (ii) the number of months before you obtain a position with another firm. For purposes of the preceding sentence, the bonus amount shall be paid monthly, calculated as one-twelfth of your target annual bonus at the time of termination. In addition, the vesting for all options and restricted stock held by you shall be accelerated by twelve months as of such termination of employment. You would be entitled to an office and a secretary and continuance of your benefits during this period of time. Notwithstanding the foregoing, if the Company is acquired in a Change of Control transaction and your employment is terminated by
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you or the Company, within six months of such Change of Control, the vesting for all options and restricted stock held by you will be 100% accelerated as of such termination of employment and the Company will pay you an agreed upon severance in an amount equal to two times your then base salary and bonus (assuming full payout) in one lump sum within 15 days of such termination.

     "Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering you opportunities to cure; (ii) material and willful violation of any federal or state law; (iii) commission of any act of fraud with respect to the Company; (iv) commission of a felony or' a crime causing material harm to the standing and reputation of the Company; or (v) intentional and improper disclosure of the Company's confidential or proprietary information.

     Resignation for "Good Reason" shall occur if you voluntarily resign from employment because of (i) a material adverse change in your position with the Company which materially reduces your responsibility, without Cause and without your written consent; (ii) a material reduction in your compensation without your written consent; or (iii) a relocation of your place of employment outside of the seven (7) Bay Area counties, without your written consent.

     In the event of a Change in Control, the Company agrees that it will use its best efforts (including prior approval as stockholders by members of the Board of Directors) to satisfy the shareholder approval requirements of Section 28OG such that payments made to you hereunder will not constitute a "parachute payment" within the meaning of Section 280G. If, due to the benefits provided under this letter agreement, you are subject to any excise tax due to characterization of any amount payable hereunder as excess parachute payments pursuant to Sections 28OG and 4999 of the Internal Revenue Code, the Company will "gross-up" the amount payable to you such that the net amount realizable by you is the same as if there were no such excise tax.

     You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment

     For purposes of this agreement, a Change of Control shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial ownee" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after. such merger or consolidation; (iv) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a

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majority of the directors are Incumbent Directors.  "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company; or (v) the liquidation or winding up of the business of the Company.

     3.   Salary, Bonus, Benefits and Vacation. Your initial and minimum base
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salary will be $25,000 per month, subject to annual review in good faith by the
Company's Board of Directors, payable in accordance with the Company's customary payroll practice as in effect from time to time. You will also be eligible to earn a minimum annual target bonus in the amount of $300,00.0 (prorated for FISCAL 1998) based on the achievement of certain strategic, business and financial objectives that you and the Company's Board of Directors will mutually determine in good faith. The objectives for your first year will be determined promptly after your acceptance of this letter; objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. You will also receive the Company's standard employee benefits package (including directors' and officers' insurance and life insurance), and will be subject to the Company's vacation policy, as such package and policy are in effect from TIME to time.

     4.   Stock Options.  Effective at the Company's next Board of Directors
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meeting held after your acceptance of the offer contained in this letter, the
Board will grant you a stock option to purchase up to 2,260,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan. All options will have an exercise price equal to the then-current fair market value of the Company Common Stock at that date, currently anticipated to be $2.3 0 per share. The option will be immediately exercisable, subject to a mandatory repurchase by the Company in the event that the fair market value of such unvested shares is less than your original purchase price and to an optional repurchase by the Company in any other case (in any case at your original purchase price taking into account the cancellation of any indebtedness with respect to such option exercise) on termination of employment that will lapse over a four-year vesting schedule at the rate of 565,012 shares vesting at the end of your first twelve months of service, with an additional 47,083 shares vesting per month thereafter, at the close of each month during which you remain employed with the Company.

     In addition to the stock options referenced above, you will be granted 565,000 shares of time accelerated stock options at the same time and at the same exercise price as the stock options referenced above that are immediately exercisable, subject to a mandatory repurchase right at your original purchase price on termination of employment that will lapse on a cliff basis FIVE years after grant, subject to acceleration as follows: (a) 376,666 shares shall vest immediately upon the achievement of certain revenue and pre-tax income objectives to be mutually agreed upon in good faith relating to the Company's performance in fiscal years 1998 and 1999 (188,333 shares each year), and (b) 188,334 shares shall vest immediately upon the closing of an initial public offering ("IPO") at a minimum offering price of $1 0 per share by December 31, 1998. If the Company is acquired in a Change of Control transaction before your

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options or restricted stock are fully vested, then the provisions described in paragraph 2 above will apply.

     You will be permitted to pay for shares with a substantially recourse (not less than 50%) promissory note with annual interest (at a rate of mid-term AFR compounded annually) and with principal deferred for five years and payable in a balloon payment on the FIFTH anniversary of the grant, subject to acceleration 30 days following termination of employment. Assuming that you continue to be employed by the Company, the Company will forgive the accrued interest accrued on each anniversary as an additional bonus. If you are terminated by the Company other than for Cause or you resign for Good Reason, the Company shall forgive. the interest accrued on the promissory note through the date 30 days following such termination.

     5.   Confidential Information. As an employee of the Company, you will have
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access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

     6.   At-Will Employment. While we look forward to a long and profitable
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relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time, with or without cause or advance notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit . program is not to be regarded as assuring you of continuing employment for any particular period of time.

     7.   Authorization to Work. Because of Federal regulations adopted in the
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Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

     8.   Term of Offer. This offer will remain open until October 3, 1997. If
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you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

     9.   Dispute Resolution. If a legal action or other proceeding is brought
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for enforcement of this Agreement because of an alleged dispute, breach, default, or

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misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred, both before and after judgement, in addition to any other relief to which they may be entitled.

     We are excited to have you join us and look forward to working with you.

                                             Sincerely,
                                             /s/ Walter G. Kortschak
                                             Walter G. Kortschak, Chairman
                                             for the Board of Directors

Acknowledged, Accepted and Agreed                Date:



/s/ Michael J. Fitzpatrick                          10/3/97
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Michael J. Fitzpatrick

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